UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): May 4, 2007

KINGS ROAD ENTERTAINMENT, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-14234	95-3587522
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

468 N. Camden Drive Beverly Hills, California (Address of principal executive offices)	90210 (Zip code)

Registrant’s telephone number, including area code: 310-278-9975

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Statement

On April 23, 2007, the Registrant filed a Form 8-K reporting that a Stock Purchase Agreement (“SPA”) was executed by and between the Registrant and Ashford Capital, LLC (“Ashford”) on March 1, 2007, whereby Ashford agreed to purchase Four Million Seven Hundred Thousand (4,700,000) shares of the Registrant’s 144 Restricted Common Stock (“Shares”), for the consideration of $300,000 (USD). Ashford’s acquisition of the Shares was for long-term investment purposes. Pursuant to the SPA, the Registrant agreed to put a vote before its shareholders to approve a restatement of its Certificate of

Incorporation to eliminate the requirement of a classified board of directors, increase the number of authorized shares of common stock to 100,000,000, and authorize 100,000 shares of Preferred Stock. As a result of the SPA, Ashford became a beneficial owner of 4,700,000 shares, or 44.7%, of the outstanding Common Stock of the Registrant.

On May 4, 2007, a Rescission and Mutual Release Agreement (“Rescission Agreement”) was entered into by and between Ashford and the Registrant, thereby terminating the obligations of both parties under the above mentioned SPA. Pursuant to the Rescission Agreement, Ashford agreed to return the Shares acquired pursuant to the SPA and deliver a Stock Power with gold medallion signature to the Registrant. The Registrant agreed to return to Ashford $300,000 (USD) representing reimbursement for the purchase price of the Shares.

The Rescission Agreement was intended by both parties to fully and finally settle any and all disputes between them including any and all claims arising from the transaction embodied in the SPA, and subject only to the terms and conditions set forth in the Rescission Agreement. Both parties agreed that the Rescission Agreement did not constitute an admission of liability or concession of the merit of any claims by any party but was entered for the purpose of settling disputed claims and to avoid the expense and uncertainty of potential litigation.

We have included the Rescission and Mutual Release Agreement as Exhibit 10.1 of this Form 8-K.

The Registrant and Ashford also agreed to select Fletcher A. Robbe, Esq. to act as an Escrow Holder, in accordance with the Escrow Agreement, to effect the exchange contemplated in the SPA. The Escrow Agreement instructed Mr. Robbe to wire the $300,000 (USD) to Ashford, upon Mr. Robbe’s possession of the Stock Certificate representing the Shares, the Stock Power, and receipt of $300,000 (USD) from the Registrant.

We have included the Escrow Agreement as Exhibit 10.2 of this Form 8-K.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Complete Interim Review

On April 23, 2007, the Registrant was informed by their former independent accountants, HJ & Associates, LLC, that an adjustment and restatement of Form 10-KSB, filed on April 30, 2005, was necessary. As a result, the financial information that was previously filed in the Form 10-KSB is materially incorrect and should not be relied upon. Upon notification of these adjustments and restatements, the Registrant’s Board of Directors and former auditors discussed a definitive plan and timetable to address these matters.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 8, 2007, by a majority vote by the Board of Directors, Brad Hoffman was appointed to serve as Chief Financial Officer of the Registrant until another candidate is elected and qualified.

Mr. Hoffman became a Director of the Registrant on December 20, 2006. He launched his career in financing fifteen years ago as co-founder of Hoffman, Hoffman & Associates (HH&A), a financial services company specific to the healthcare market with a focus on providers including hospitals and the trauma surgeons. In 1995, HH&A merged with Integrated Healthcare Recovery Services to provide a broader set of financial services offerings to the healthcare community. In 1999, Mr. Hoffman joined the merchant banking firm of Dubrow Kavanaugh Capital, LLC (DKCap) overseeing new business development, M&A due diligence, and portfolio management. Two years later, Mr. Hoffman joined Ashford Capital, LLC (Ashford) a new venture firm created by some former partners from DKCap in partnership with Japan’s largest Venture Capital firm, Hikari Capital. In January 2004, Mr. Hoffman co-founded Surgifund, Inc. (SFI) and acquired California-based Ambulatory Surgery Center Accounts Receivables to provide factoring services. In January 2005, Mr. Hoffman co-founded Drawbridge Holdings, LLC, and formed a joint venture with one of the largest and most reputable Hedge Funds on Wall Street to provide asset based loans and structured debt. Mr. Hoffman has a B.S. degree from Pepperdine University in Business Financing and Management.

Exhibit No.	Description

7.1	Correspondence from H&J Associates Regarding Non-Reliance Upon Previously issued interim review dated April 23, 2007

10.1	Rescission and Mutual Release Agreement between Kings Road Entertainment, Inc. and Ashford Capital, LLC dated May 10, 2007

10.2	Escrow Agreement between Kings Road Entertainment, Inc., Ashford Capital, LLC, and Fletcher A. Robbe, Esq., dated May 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGS ROAD ENTERTAINMENT, INC.

Date: June 12, 2007	By:	/s/ Philip Holmes
Philip Holmes, President